UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2011

CB RICHARD ELLIS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32205	94-3391143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1600 Los Angeles, California	90025
(Address of Principal Executive Offices)	(Zip Code)

(310) 405-8900

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is furnished by CB Richard Ellis Group, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein:

Item 7.01:	Regulation FD Disclosure.

In connection with the incremental facility under the Credit Agreement, dated as of November 10, 2010 (the “Credit Agreement”), among the Company, CB Richard Ellis Services, Inc., certain subsidiaries of CB Richard Ellis Services, Inc., the lenders named therein and Credit Suisse AG, as Administrative Agent and Collateral Agent, the Company is embarking on the process of seeking commitments to fund up to an aggregate of $500 million of delayed draw, seven year senior secured term loans under a new Tranche C Facility and up to an aggregate of $300 million of delayed draw, eight (or more) year senior secured term loans under a new Tranche D Facility (together, the “New Term Loans”), the proceeds of which would be used to finance the recently announced agreement by the Company and its subsidiaries to purchase the majority of the real estate investment management business of Netherlands-based ING Group N.V. and certain related co-investments (the “Acquisition”). Additionally, the Company is embarking on the process of seeking an amendment to the Credit Agreement that, among other things, would (1) permit additional wholly-owned subsidiaries of the Company to be borrowers of the New Term Loans, (2) add an exception to the investment covenant relating to the Acquisition, (3) maintain the availability of the incremental facility under the Credit Agreement at $800 million and (4) provide certain other ancillary amendments related thereto. The terms of the New Term Loans and the proposed amendment are preliminary and subject to review and approval by the requisite lenders as well as the Company and, therefore, subject to further revision.

The information in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2011	CB RICHARD ELLIS GROUP, INC.

	By:	/s/ GIL BOROK
Gil Borok
Chief Financial Officer